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                                                                   EXHIBIT 99(B)



                             STOCK OPTION AGREEMENT
                             ----------------------


                  STOCK OPTION AGREEMENT, dated as of June 2, 2000 (the "AGREEMENT"), between GE Medical Systems, a division of General Electric Company, a New York corporation ("PARENT"), and Lunar Corporation, a Wisconsin corporation (the "COMPANY").

                              W I T N E S S E T H:

                  WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, Topaz Merger Corp., a newly formed Wisconsin corporation and a direct wholly owned subsidiary of Parent ("SUB"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), which provides for the merger of Sub with and into the Company (the "Merger");

                  WHEREAS, as a condition to Parent's willingness to enter into the Merger Agreement, Parent has requested that the Company grant to Parent an option to purchase up to 19.9% shares of Company Common Stock, upon the terms and subject to the conditions hereof; and

                  WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Company has agreed to grant Parent the requested option.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                  1. THE OPTION; EXERCISE; ADJUSTMENTS. The Company hereby grants to Parent an irrevocable option (the "OPTION") to purchase from time to time up to 2,014,067 Common Shares, $0.01 par value per share, of the Company (the "COMPANY COMMON STOCK"), upon the terms and subject to the conditions set forth herein (the "OPTIONED SHARES"). Subject to the conditions set forth in
Section 2, the Option may be exercised by Parent in whole or from time to time in part, at any time following the occurrence of a Triggering Event (as defined below) and prior to the termination of the Option in accordance with Section 19. In the event Parent wishes to exercise the Option, Parent shall send a written notice to the Company (the "STOCK EXERCISE NOTICE") specifying the total number of Optioned Shares it wishes to purchase and a date (not later than 20 business days and not earlier than two business days from the date such notice is given) for the closing of such purchase (the "CLOSING DATE"). Parent may revoke an exercise of the Option at any time prior to the Closing Date by written notice to the Company. In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Optioned Shares subject to the Option and the Exercise Price (as hereinafter defined) per Optioned Share shall be appropriately adjusted. In the event that any additional shares of Company Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this Agreement), the number of Optioned Shares subject to the Option shall be adjusted so that, after such issuance, it equals (but does not exceed) 19.9% of the voting power of shares of capital stock of the Company then issued and outstanding, after reduction, to the extent necessary to comply with the exception to the shareholder approval requirements of the Nasdaq National Market ("NASDAQ"), for any shares issued pursuant to the Option.

                  2. CONDITIONS TO EXERCISE OF OPTION AND DELIVERY OF OPTIONED SHARES. (a) Parent's right to exercise the Option is subject to the following conditions:


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         (i) Neither Parent nor Sub shall have breached any of its material obligations under the Merger Agreement;

         (ii) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States invalidating the grant or prohibiting the exercise of the Option or the delivery of the Optioned Shares shall be in effect;

         (iii) All applicable waiting periods under the HSR Act (as defined below) shall have expired or been terminated; and

         (iv) One or more of the following events (a "TRIGGERING EVENT") shall have occurred on or after the date hereof: (A) any person, corporation, partnership, limited liability company or other entity or group (such person, corporation, partnership, limited liability company or other entity or group, other than Parent or an affiliate of Parent, being referred to hereinafter, singularly or collectively, as a "PERSON"), acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; (B) any group is formed which beneficially owns 20% or more of the outstanding shares of Company Common Stock; (C) any Person shall have commenced a tender or exchange offer for 20% or more of the then outstanding shares of Company Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination involving the Company; (D) the Company enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(w) of Regulation S-X as promulgated by the Securities and Exchange Commission (the "SEC")) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary (other than the transactions contemplated by the Merger Agreement); (E) any Person is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; or (F) there is a public announcement with respect to a plan or intention by the Company, other than Parent or its affiliates, to effect any of the foregoing transactions. For purposes of this subparagraph (iv), the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder.

                  (b) Parent's obligation to purchase the Optioned Shares following the exercise of the Option, and the Company's obligation to deliver the Optioned Shares, are subject to the conditions that:

         (i) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Optioned Shares shall be in effect;

         (ii) The purchase of the Optioned Shares will not violate Rule 10b-13 promulgated under the Exchange Act; and

         (iii) All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), shall have expired or been terminated.

                  3. EXERCISE PRICE FOR OPTIONED SHARES. At any Closing Date, the Company will deliver to Parent a certificate or certificates representing the Optioned Shares in the denominations designated by Parent in its Stock Exercise Notice and Parent will purchase the Optioned Shares from the Company at a price per Optioned Share equal to $17.00 (the "EXERCISE PRICE"), payable in cash. Payment made by Parent to the


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Company pursuant to this Agreement shall be made by wire transfer of federal funds to a bank designated by the Company or a check payable in immediately available funds. After payment of the Exercise Price for the Optioned Shares covered by the Stock Exercise Notice, the Option shall be deemed exercised to the extent of the Optioned Shares specified in the Stock Exercise Notice as of the date such Stock Exercise Notice is given to the Company.

                  4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent that (a) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and this Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and the validity and binding effect of this Agreement on Parent) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); (b) the Company has taken all necessary corporate action to authorize and reserve the Optioned Shares for issuance upon exercise of the Option, and the Optioned Shares, when issued and delivered by the Company to Parent upon exercise of the Option, will be duly authorized, validly issued, fully paid and nonassessable (except to the extent otherwise provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law ("WBCL")) and free of preemptive rights; (c) except as otherwise required by the HSR Act and, except for filings required under the blue sky laws of any states and routine filings and subject to Section 7, the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby do not require the consent, approval or authorization of, or filing with, any person or public authority and will not
(i) violate or conflict with any provision of the articles of incorporation or the Bylaws of the Company, or (ii) result in the acceleration or termination of, or constitute a default under, any indenture, license, approval, agreement, understanding or other instrument, or (iii) violate or conflict with any statute, rule, regulation, judgment, order or other restriction binding upon or applicable to the Company or any of its subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii) of this sentence, any such violations, defaults, rights, losses, liens, security interest, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company; (d) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and (e) the Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 180.1140 through Section 180.1144 of the WBCL will not apply with respect to or as a result of the transactions contemplated hereby.

                  5. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to the Company that (a) the execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and this Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent; and (b) Parent is acquiring the Option and, if and when it exercises the Option, will be acquiring the Optioned Shares issuable upon the exercise thereof, for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and will not sell or otherwise dispose of the Optioned Shares except pursuant to an effective registration statement under the Securities Act or a valid exemption from registration under the Securities Act.

                  6. THE CLOSING. Any closing hereunder shall take place on the Closing Date specified by Parent in its Stock Exercise Notice pursuant to
Section 1 at 10:00 A.M., local time, or the first business day thereafter on which all of the conditions in Section 2 are met, at the principal executive office of the Company, or at such other time and place as the parties hereto may agree.


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                  7. FILINGS RELATED TO OPTIONED SHARES. The Company will make such filings with the SEC as are required by the Exchange Act, and will use its best efforts to effect all necessary filings by the Company under the HSR Act and to have the Optioned Shares approved for quotation on NASDAQ.

                  8. REGISTRATION RIGHTS. (a) If the Company effects any registration or registrations of shares of Company Common Stock under the Securities Act for its own account or for any other shareholder of the Company at any time after the exercise of the Option (other than a registration on Form S-4, Form S-8 or any successor forms), it will allow Parent to participate in such registration or registrations with respect to any or all of the Optioned Shares acquired upon the exercise of the Option; PROVIDED, HOWEVER, that any request of Parent pursuant to this Section 8(a) shall be with respect to at least 20% of the Optioned Shares and PROVIDED, FURTHER, that if the managing underwriters in such offering advise the Company that, in their written opinion, the number of Optioned Shares requested by Parent to be included in such registration exceeds the number of shares of Company Common Stock which can be sold in such offering, the Company may exclude from such registration all or a portion, as may be appropriate, of the Optioned Shares requested for inclusion by Parent.

                  (b) At any time after the exercise of the Option, upon the request of Parent, the Company will promptly file and use its reasonable best efforts to cause to be declared effective a registration statement under the Securities Act (and applicable Blue Sky statutes) with respect to any or all of the Optioned Shares acquired upon the exercise of the Option; PROVIDED, HOWEVER, that any request of Parent pursuant to this Section 8(b) shall be with respect to at least 20% of the Optioned Shares and PROVIDED, FURTHER, that the Company shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the effectiveness of each such registration statement, for a period not to exceed 90 days in the aggregate, if the commencement of such offering would, in the reasonable good faith judgment of the Board of Directors of the Company, require premature disclosure of any material corporate development or otherwise materially interfere with or materially adversely affect any pending or proposed offering of securities of the Company. In connection with any such registration requested by Parent, the costs of such registration (other than fees of Parent's counsel and underwriting fees and commissions) shall be borne by the Company, and the Company and Parent each shall provide the other and any underwriters with customary indemnification and contribution agreements.

                  9. OPTIONAL PUT; OPTIONAL REPURCHASE. (a) Prior to the termination of the Option in accordance with Section 19, if a Put Event has occurred, Parent shall have the right, upon three business days' prior written notice to the Company, to require the Company to purchase the Option from Parent (the "PUT RIGHT") at a cash purchase price (the "PUT PRICE") equal to the product determined by multiplying (A) the number of Optioned Shares as to which the Option has not yet been exercised by (B) the Spread (as defined below). As used herein, "PUT EVENT" means the occurrence on or after the date hereof of any of the following: (i) any Person (other than Parent or its affiliates) acquires or becomes the beneficial owner of 50% or more of the outstanding shares of Company Common Stock or (ii) the Company consummates a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(w) of Regulation S-X as promulgated by the SEC) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary (other than the transactions contemplated by the Merger Agreement). As used herein, the term "SPREAD" shall mean the excess, if any, of (i) the greater of
(x) the highest price (in cash or fair market value of securities or other property) per share of Company Common Stock paid or to be paid within 12 months preceding the date of exercise of the Put Right for any shares of Company Common Stock beneficially owned by any Person who shall have acquired or become the beneficial owner of 20% or more of the outstanding shares of Company Common Stock after the date hereof or (y) the average of the daily volume-weighted sales prices quoted on NASDAQ of the Company Common Stock during the five trading days immediately preceding the written notice of exercise of the Put Right over (ii) the Exercise Price.


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                  (b) At any time after the termination of the Option granted hereunder pursuant to Section 19 and for a period of 90 days thereafter, the Company shall have the right, upon three business days' prior written notice, to repurchase from Parent (the "Repurchase Right"), all (but not less than all) of the Optioned Shares acquired by the Parent hereby and with respect to which the Parent then has beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) at a price per share equal to the greater of (i) the average of the daily volume-weighted sales price quoted on NASDAQ of the Company Common Stock during the five trading days immediately preceding the written notice of exercise of the Repurchase Right and (ii) the Exercise Price, plus interest at a rate per annum equal to the costs of funds to Parent at the time of exercise of the Repurchase Right, subject to paragraph (c) below.

                  (c) Parent shall deliver to the Company all "Excess Compensation" realized upon the sale of any Optioned Shares or the exercise of the Put Right. "Excess Compensation" shall mean the amount, if any, by which the sum of (i) the aggregate gross proceeds received upon the sale of any Optioned Shares or the exercise of the Put Right, and (ii) any Termination Fee paid by the Company under Section 5.6 of the Merger Agreement, exceeds the sum of (x) $6,500,000, (y) the aggregate Exercise Price paid, and (z) any underwriters discount or selling commission incurred by Parent in connection with the acquisition and disposition of the Optioned Shares.

                  10. EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise provided in
Section 8 or as specified in the Merger Agreement.

                  11. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, such remedy being in addition to any other remedy to which they are entitled at law or in equity.

                  12. NOTICE. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

                  (a)      if to Parent or Sub, to:

                           Topaz Merger Corp.
                           c/o GE Medical Systems
                           P.O. Box 414, W-410
                           Milwaukee, WI 53201
                           Attn: General Counsel
                           Fax: 414-544-3575

                           with copies to:

                           GE Medical Systems
                           3000 North Grandview Blvd.
                           Waukesha, WI 53188
                           Attn: General Counsel


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                          and:

                          General Electric Company
                          3135 Easton Turnpike
                          Fairfield, CT 06431-0001
                          Attn: Vice President and Senior Counsel - Transactions

                          and

                          Gibson, Dunn & Crutcher, LLP
                          200 Park Avenue
                          New York, New York  10166-0193
                          Attention: Steve Shoemate
                          Facsimile No.: 212-351-4035

                  (b)     if to the Company, to:

                          Lunar Corporation
                          726 Heartland Trail
                          Madison, WI 53717
                          Attn: General Counsel
                          Fax: 608-826-7106

                          with a copy to:

                          Sidley & Austin
                          Banc One Plaza
                          10 South Deerborn Street
                          Chicago, IL 60603
                          Attn: Steven Sutherland
                          Fax: 312-853-7036

                  13. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than Parent or the Company, or their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

                  14. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

                  15. ASSIGNMENT. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party hereto, except that Parent may, without a written consent, assign its rights and delegate its obligations hereunder in whole or in part to one or more of its direct or indirect wholly owned subsidiaries.


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                  16. HEADINGS. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

                  17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

                  18. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York. Each party hereto waives any right to a trial by jury in connection with any action, suit or proceeding and waives any objection based on FORUM NON CONVENIENS or any other objection to venue thereof.

                  19. TERMINATION. This Agreement and the Option shall terminate upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms; PROVIDED, HOWEVER, the Option shall not terminate until 12 months after a termination pursuant to clause (ii) immediately above if (A) the Merger Agreement is terminated by Parent pursuant to Section 7.1(b), (c) or (f) thereof, (B) the Merger Agreement is terminated by Parent or the Company pursuant to Section 7.1(e) or (g) thereof or (C) the Merger Agreement is terminated by the Company pursuant to Section 7.1(d)(i) thereof after receipt of a Superior Proposal; PROVIDED, FURTHER, that this Agreement shall not terminate with respect to the Repurchase Right set forth in
Section 9(b) until 90 days after the termination of the Option pursuant to the foregoing proviso. Notwithstanding the foregoing, the provisions of Section 8 shall survive the termination of this Agreement for the period until the date that the Parent is permitted to sell shares of Company Common Stock without any restrictions (including volume and manner of sale) under Rule 144 as promulgated by the SEC under the Securities Act of 1933.

                  20. CAPITALIZED TERMS. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement.

                  21. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.


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                  IN WITNESS WHEREOF, Parent and the Company have caused this
Agreement to be duly executed and delivered on the day and year first above written.


                                 GENERAL ELECTRIC COMPANY,
                                 a New York corporation



                                 By:   /s/ J. Keith Morgan
                                      -------------------------------------
                                 Name:  J. Keith Morgan
                                 Title: Vice President and General Counsel
                                        GE Medical Systems




                                 LUNAR CORPORATION
                                 a Wisconsin corporation



                                 By:
                                     --------------------------------------
                                        Name:
                                        Title: